Exhibit 99.1

FORD MOTOR COMPANY AND LKQ CORPORATION SETTLE PATENT DISPUTES

DEARBORN, MI and CHICAGO, IL, (April 1, 2009) – A settlement agreement was reached today between Ford Motor Company (NYSE: F) and LKQ Corporation (NASDAQ: LKQX) — a distributor of new non-OE aftermarket, recycled salvage and remanufactured OE parts — in litigation filed by Ford Motor Company to protect its design patents on genuine Ford collision parts. The settlement provides that LKQ will not challenge the validity and enforceability of Ford’s design patents during the term of the agreement.

The settlement ends two legal actions: The first involving replacement collision parts for Ford’s F-150 pickup truck, which had advanced to the Federal Circuit Court of Appeals; the second involving replacement collision parts for the Ford Mustang, which was before the US International Trade Commission (ITC). Details about the agreement are confidential and will not be disclosed.

“The settlement protects U.S. jobs and provides consumers with choices when repairing their vehicle,” said Darryl Hazel, president, Ford Customer Service Division (FCSD). Hazel added that the settlement will benefit both companies and their customers in the following ways:

•	Ford’s enormous Intellectual Property investment is protected.

•	Ford will continue its US investment, especially in Southeast Michigan, to design, engineer and produce genuine Ford collision parts for sale through its US dealer network.

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LKQ will be the only distributor of non-Original Equipment aftermarket copies of genuine Ford collision parts protected by design patents. LKQ will pay Ford a royalty for each such part sold during the agreement’s term, which extends through September 30, 2011 subject to renewal upon mutual agreement of Ford and LKQ.

•	Competition in the market will continue by ensuring consumers have the right to choose between Original Equipment and non-OE aftermarket parts.

•	Ford and LKQ will work together to stop infringement of Ford’s design patents.

Hazel stressed that the settlement does not endorse the quality or use of non-Original Equipment aftermarket replacement parts sold by LKQ Corporation. FCSD and LKQ will continue to compete vigorously.

“The agreement we reached is beneficial to both Ford and LKQ,” said Joseph Holsten, President and Chief Executive Officer of LKQ. “As the sole distributor of new non-Original Equipment aftermarket parts protected by Ford design patents, we will have the sole right to sell these parts in the United States for all of Ford’s models.”

About Ford Motor Company

Ford Motor Company, a global automotive industry leader based in Dearborn, Mich., manufactures or distributes automobiles across six continents. With about 213,000 employees and about 90 plants worldwide, the company’s wholly owned brands include Ford, Lincoln, Mercury and Volvo. The company provides financial services through Ford Motor Credit Company. For more information regarding Ford’s products, please visit www.ford.com

About LKQ Corporation

LKQ Corporation is the largest nationwide provider of aftermarket collision replacement products, recycled OEM products and refurbished OEM collision replacement products such as wheels, bumper covers and lights used to repair light vehicles. LKQ operates approximately 280 facilities offering its customers a broad range of replacement systems, components, and parts to repair automobiles and light-duty trucks and heavy-duty trucks.

Ford Contact:

Kristen Kinley

Ford Motor Company Corporate Communications

313-337-2786

LKQ Contact:

Sarah Lewensohn

Director, LKQ Investor Relations and Corporate Communications

312-621-2793